Exhibit 99.1

Contact:
Yuhe International, Inc.	CCG Investor Relations Inc.
Mr. Vincent Hu, CFO	Mr. Athan Dounis, Account Manager
Phone: +86-536-7300-667	Phone: +1 (646) 213-1916
Email: vincent.hu@yuhepoultry.com	Email: athan.dounis@ccgir.com
www.ccgir.com
Mr. Jason Wang, Director of IR
Phone: +1-765-409-1844
Email: jason.wang@yuhepoultry.com
www.yuhepoultry.com

Yuhe International, Inc. Announces Record Second Quarter 2010 Results

Weifang, Shandong Province, P.R.C. August 16, 2010 –Yuhe International, Inc. (NASDAQ: YUII) (“Yuhe” or “the Company”), a leading supplier of day-old chickens raised for meat production, or broilers, in the People’s Republic of China (“PRC”), today announced financial results for the quarter ended June 30, 2010.

Second Quarter 2010 Highlights

•	Net revenue increased 26.9% to $12.5 million year over year
•	Sales volume grew 34.4% to 34.6 million birds year over year
•	Gross profit increased 47.1% to $4.1 million with gross margin of 33.0%
•	Operating income was $3.1 million, up 51.1% year over year
•	Net income increased 46.1% to $3.1 million, or $0.19 per fully diluted share

“The second quarter of 2010 was another successful quarter for Yuhe” commented Mr. Zhentao Gao, Chairman and Chief Executive Officer of Yuhe. “We benefited from the fact that we were able to use our industry expertise to accurately forecast the trends in our market earlier in the year and were able to respond accordingly during the quarter to maximize our sales, margins and earnings performance. We executed according to our plan and our business achieved record revenue and net income.”

Second Quarter 2010 Results

Net revenue for the second quarter of 2010 increased 26.9% to $12.5 million, compared to $9.8 million for the same period last year. The increase was mainly driven by the 34.4% gain in sales volume of day-old broilers to 34.6 million from 25.7 million in the comparable period last year. The average selling price per broiler was RMB 2.38 in the second quarter of 2010, remaining the same as that in the same period last year.  Sales of broilers accounted for $12.1 million or 96.8% of the Company’s net revenue.

Gross profit increased 47.1% year over year to $4.1 million, compared to $2.8 million in the same period last year. Gross profit margin was 33.0%, compared to 28.5% in the same quarter last year. The increase in gross profit margin was mainly attributable to the fact that the Company was able to successfully adjust its business so as to decrease the unit costs of its day-old broilers by increasing the proportion of externally-purchased eggs, which had lower costs than internally-produced eggs.

Operating income increased 51.1% to $3.1 million, compared to $2.1 million in the same period of 2009. Operating margin was 24.9%, compared to 20.9% in the same quarter of 2009.

Net income increased 46.1% to $3.1 million, or $0.19 per diluted share, compared to $2.1 million, or $0.13 per diluted share, in the same period last year.

Six Month Results

In the six months ended June 30, 2010, Yuhe reported net revenues increased 16.8% to $24.2 million, from $20.7 million in the six months ended June 30, 2009. Gross profit grew 16.9% year over year to $8.0 million, with a gross margin of 33.1%, flat with the same period of 2009. Operating income rose 15.1% to $6.1 million, with an operating margin of 25.1%. Net income increased 19.5% to $6.0 million, or $0.37 per diluted share, compared to $5.0 million, or $0.32 per diluted share, in the same period of 2009.

Financial Condition

As of June 30, 2010, the Company held $19.6 million in cash and cash equivalents, as compared to $14.0 million at year-end 2009. Working capital was $14.7 million with a 2:1 current ratio. The Company had $61.9 million in shareholders' equity compared to $55.3 million at year-end 2009. Yuhe generated $6.2 million in operating cash flow in the six months ended June 30, 2010.

Recent Developments

On July 19, 2010, Yuhe announced that its wholly owned subsidiary, Weifang Yuhe Poultry Co., Ltd., entered into an asset purchase agreement with Liaoning Haicheng Songsen Stock Farming and Feed Company Limited to purchase five breeder farms in Haicheng City, Liaoning Province. The payment included RMB 21.3 million (approximately $3.1 million) in cash and approximately 300,000 restricted shares of Yuhe common stock calculated at a price of $10 per share. The restricted shares are subject to a six-month lock-up period. The five breeder farms have a total production capacity of 430,000 sets of parent breeders.

As of August 13, 2010, six of the thirteen breeder farms which were purchased in 2009 and 2010 have begun operations and the other seven farms are expected to commence operations by the end of 2010.

Outlook

The Company’s management expects sales volume and net income to rise in the second half of the year, given the seasonality of the business and the fact that the new parent breeders that were purchased in 2009 and 2010 will begin to generate revenue in the fourth quarter of 2010. Therefore, management re-affirms its previously issued guidance for 2010 with production of 150 million broilers in total and net income of approximately $17 million.

Considering the contribution of the five newly acquired breeder farms, management expects the output of broilers in 2011 to reach 250 million. Management also believes their existing sales network is capable enough to absorb the increased output in the short run. The Company plans to build sales networks gradually around those production facilities outside Shandong province to provide pre-sales services, marketing and after-sales support.

The construction of Yuhe’s new hatchery was, to some extent, affected by the recent hot weather because the Chinese government enforces shorter working hours for construction workers on high temperature days. Management expects the new hatchery to commence operation in September 2010.

Mr. Gao added, “We believe Yuhe is very well positioned to capitalize on the opportunities in our market.  With our recently closed and announced acquisitions and the construction of our new hatchery, we are confident that we are making the right investments today to position our Company for profitable growth.  We have a very experienced team that understands our market very well and is adept at optimizing our input costs and maximizing our sales potential to drive both sales and earnings.  We are very pleased with our first half performance.  As we enter the second half of the year, we are encouraged by the market environment.  We previously stated that we believe there will be a supply shortage in our market going forward and we are beginning to see tangible signs of this.  Our day-old broilers are currently commanding average selling prices that are up significantly from the prices we were seeing in the second quarter.  We believe that demand and prices for high-quality day-old broilers will stay strong through at least the second half of the year.  This together with our expanding capacity gives us confidence that we will be able to deliver strong results for our shareholders through the balance of the year and beyond.”

Conference Call

The Company will host a conference call at 9:00 a.m. EDT on Monday, August 16, 2010, to discuss financial results for the second quarter of 2010. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 509-7549. International callers should dial (706) 902-4287. When promoted, enter the conference passcode: 921 562 84.

A replay will be available for two weeks beginning on Monday, August 16, 2010 at 10:00 a.m. EDT. To access the replay, dial (800) 642-1687. International callers should dial (706) 645-9291. When prompted, enter the conference passode: 921 562 84.

About Yuhe International, Inc.

Founded in 1996, Yuhe is the largest day-old broiler breeders in China. The Company’s main operations involve breeding, as all broilers are sold within a day of hatching. Headquartered in Weifang, Shandong Province, the Company has modern facilities and is led by an experienced team which includes experts in chicken breeding, disease prevention and animal husbandry science. Yuhe has two operational subsidiaries, Weifang Yuhe Poultry Co. Ltd. and Weifang Taihong Feed Co. Ltd., which largely supplies the Company’s internal demand for chicken feed. Currently, 90% of the Company's sales of day-old broilers are in Shandong province through 28 local agents. There are 10 other sales agents in adjacent provinces. The Company has imported state-of-the-art equipment from the United States, Germany and Japan and has passed ISO9001 certification, allowing it to adhere to international standards of operation. For more information on the Company and its products, please visit http://www.yuhepoultry.com.

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

- FINANCIAL TABLES FOLLOW-

YUHE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	June 30,		December 31,
	2010		2009
	(unaudited)
		US$
ASSETS
Current assets:
Cash and cash equivalents	$19,633,056		$14,047,147
Accounts receivable, net of allowances of $18,947 and $18,868	842		838
Inventories	9,344,534		6,560,783
Advances to suppliers	264,991		359,179
Deferred tax assets	11,888		17,766
Total current assets	29,255,311		20,985,713

Plant and equipment, net	32,625,090		29,556,712
Deposits paid for acquisition of long-term assets	11,342,811		16,082,613
Notes receivable, net and other receivable, net	52,866		33,635
Unlisted investments held for sale	301,433		300,172
Intangible assets, net	2,830,463		2,851,411
Net investment in direct financing lease	400,436		382,742
Long-term prepaid rent	8,118,188		6,570,038
Total assets	$84,926,598		$76,763,036

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,008,463		$5,740,912
Current portion of long term loans	2,026,848		9,433,686
Other payable	1,061,094		1,343,901
Accrued expenses and payroll related liabilities	3,001,702		2,366,134
Advances from customers	1,860,833		678,366
Other taxes payable	149,941		150,764
Loan from director	293,746		292,517
Other liabilities	144,553		143,949
Due to related companies	1,208		1,208
Total current liabilities	14,548,388		20,151,437

Non-current liabilities
Long-term loans	8,518,638		1,360,206
Total liabilities	23,067,026		21,511,643

 YUHE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
 (Continued)

Stockholders' Equity
Preferred stock, $.001 par value, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.001 par value; authorized 500,000,000 shares, 15,809,563 and 15,722,180 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	15,809	15,722
Additional paid-in capital	31,034,149	30,672,849
Retained earnings	29,299,177	23,316,794
Accumulated other comprehensive income	1,510,437	1,246,028
Total stockholders’ equity	61,859,572	55,251,393

Total liabilities and stockholders’ equity	$84,926,598	$76,763,036

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

 YUHE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)
(Stated in US Dollars)

	For The Three Months Ended		For The Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
		US$
Net revenue	$12,478,631	$9,834,373	$24,235,548	$20,748,763

Cost of revenue	(8,355,543)	(7,031,426)	(16,212,105)	(13,883,779)

Gross profit	$4,123,088	2,802,947	$8,023,443	$6,864,984

Operating Expenses
Selling expenses	(201,568)	(108,656)	(312,515)	(201,596)
General and administrative expenses	(810,623)	(635,247)	(1,631,139)	(1,379,237)

Total operating expenses	$(1,012,191)	(743,903)	$(1,943,654)	$(1,580,833)

Income from operations	3,110,897	2,059,044	6,079,789	5,284,151

Non-operating income (expenses)
Interest income	81	45	139	141
Other income (expenses)	(3,081)	5,126	8,084	4,661
(Loss) gain on disposal of fixed assets	-	27,778	(176)	27,778
Investment income	3	-	15,615	15,509
Interest expenses	(49,188)	-	(115,138)	(325,427)

Total other income (expenses)	$(52,185)	32,949	$(91,476)	$(277,338)

Net income before income taxes	3,058,712	2,091,993	5,988,313	5,006,813
Income tax expenses	(3,329)	-	(5,930)	-

Net income	$3,055,383	$2,091,993	$5,982,383	$5,006,813

Other comprehensive income
Foreign currency translation	255,534	3,806	264,409	52,078
Comprehensive income	$3,310,917	$2,095,799	$6,246,792	$5,058,891

Earnings per share
Basic	$0.19	$0.13	$0.38	$0.32
Diluted	$0.19	$0.13	$0.37	$0.32

Weighted average shares outstanding
Basic	15,809,563	15,722,180	15,772,872	15,722,180
Diluted	16,029,036	15,722,180	16,041,393	15,722,180

YUHE INTERNATIONAL, INC.

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)

	For The Six Months Ended
	June 30
	2010	2009
Cash flows from operating activities	US$
Net income	$5,982,383	$5,006,813
Adjustments to reconcile net income to net cash used in operating activities:
Stock based compensation	361,387	361,421
Depreciation	1,123,534	1,027,465
Amortization	32,800	32,759
Capitalized interest in construction in progress	(370,223)	(302,058)
Loss (gain) on disposal of fixed assets	176	(27,778)
Changes in operating assets and liabilities:
Accounts receivable	-	(75)
Advances to suppliers	10,128	(526,528)
Inventories	(2,745,647)	199,889
Deferred tax assets	5,930	29,459
Long-term prepaid rent	104,930	-
Accounts payable	242,505	1,011,712
Other payable	(287,265)	254,103
Accrued expenses and payroll related liabilities	624,891	344,100
Advances from customers	1,175,104	588,416
Other taxes payable	(1,451)	9,090
Net investment in direct financing lease	(16,025)	-

Net cash provided by operating activities	6,243,157	8,008,788

Cash flows from investing activities
Deposit paid and acquisition of property, plant and equipment	(438,884)	(4,371,637)
Advance to notes receivable	(11,370)	(23,602)
Advance to related parties	(3,022,463)	(144,350)
Proceeds from related parties	3,022,463
Proceeds from disposal of fixed assets	-	27,778
Proceeds received from related parties receivables	-

Net cash used in investing activities	(450,254)	(4,511,811)

Cash flows from financing activities
Repayment of loan payable	(292,622)	-
Proceeds from related party payable	-	360,094

Net cash flows (used in) provided by financing activities:	(292,622)	360,094

YUHE INTERNATIONAL, INC.

CONDENSED UNAUDIT CONSOLIDATED STATEMENTS OF CASH FLOWS
(CONTINUED)

Effect of foreign currency translation on cash and cash equivalents	85,628	20,210

Net increase in cash	5,585,909	3,877,281

Cash- beginning of period	14,047,147	13,412,205

Cash- end of period	$19,633,056	$17,289,486

Cash paid during the period for:
Interest paid	$447,091	$448,487
Income taxes paid	$-	$-

Supplemental disclosure
Transfer from construction in progress to fixed assets	$2,656,342	$1,831,131
Transfer from advances to suppliers and deposit paid for acquisition of long-term assets to fixed assets	$3,316,607	$-
Transfer from deposit paid for acquisition of long-term assets to long-term prepaid rent	$1,619,664	$-
Cashless exercise of 142,816 warrants	$87	$-